Sub-Item 77Q1(e)
Nuveen Flagship Municipal Trust,
333-14725, 811-07873

In compliance with the above-referenced Sub-Item, attached is a copy of the Amendment and Renewal of Investment Management Agreement dated June 1, 2000.


AMENDMENT AND RENEWAL OF INVESTMENT MANAGEMENT
AGREEMENT
This Agreement made this 1st day of June, 2000 by and between Nuveen Flagship Municipal Trust, a Massachusetts business trust (the "Fund"), and Nuveen Advisory Corp., a Delaware corporation (the "Adviser");

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the "Agreement") pursuant to which the Adviser furnishes investment management and other services to the Trust; and

WHEREAS, the Agreement terminates August 1, 2000 unless continued in the manner required by the Investment Company
Act of 1940; and

WHEREAS, the Board of Trustees of the Trust, at a meeting called for the purpose, have approved the amendment to the Agreement and the continuation of the Agreement as amended until August 1, 2001 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, the Trust and the Adviser hereby agree to amend the Agreement as follows:

For the services and facilities described in Section 1, an additional breakpoint is added to the existing management fee schedule. The last breakpoint in the existing Agreement for each Portfolio, except the Nuveen Limited Term Municipal Bond Fund, of


Rate              Net Assets
 .4250%           On assets over $2 billion

shall be changed to:

Rate               Net Assets
 .4250%            For the next $3 billion
 .4125%            On assets over $5 billion

The last breakpoint for the Nuveen Limited Term
Municipal Bond Fund, of

Rate              Net Assets
 .3750%           On assets over $2 billion

shall be changed to:

Rate               Net Assets
 . 3750%            For the next $3 billion
 .3625%            On assets over $5 billion


NOW THEREFORE, in consideration of the mutual covenants contained herein and in the Agreement as hereby amended, Trust and the Adviser hereby agree to continue the amended
Agreement in effect until August 1, 2001 and ratify and confirm the Agreement in all respects.

NUVEEN FLAGSHIP MUNICIPAL TRUST

By:  /s/ Gifford R. Zimmerman, Vice President

Attest:  /s/ Virginia L. O'Neal, Assistant
Secretary

Nuveen Advisory Corp.
By: /s/ Thomas C. Spalding, Vice President

Attest:  /s/ Larry Martin, Assistant
Secretary